Exhibit 99.1

CAREER EDUCATION CORPORATION ACQUIRES PREEMINENT EUROPEAN FASHION
AND DESIGN SCHOOL

Istituto Marangoni Expands CEC’s International Offerings in New Markets

HOFFMAN ESTATES, Ill.—(BUSINESS WIRE)—Jan. 25, 2007—Career Education Corporation (NASDAQ:CECO) today announced that it has acquired Istituto Marangoni, a world-renowned post-secondary fashion and design school with locations in three prominent international fashion capitals: Milan, London, and Paris.  The acquisition expands CEC’s European operations and marks its entry into the Italian market.

Istituto Marangoni, which has approximately 1,500 students, offers undergraduate and graduate level diploma programs in fashion design and other related fields such as fashion styling, fashion business, fashion promotion, furniture design, product design, interior design and graphic design.

Since its establishment in Milan in 1935, Istituto Marangoni has been synonymous with high quality fashion-design studies.  Leading international fashion and design houses turn to the school to find qualified talent, and notable graduates include fashion luminaries Domenico Dolce (Dolce & Gabbana) and Franco Moschino (Moschino).

“Adding a premier institution like Istituto Marangoni to the CEC family of schools presents an outstanding opportunity for us to continue to develop our international platform as well as augment our offerings in fashion design,” said Todd H. Steele, CEC’s president of International and Start-Up Divisions. “This acquisition is also consistent with our core business strategy to bring aboard distinguished schools in high-demand disciplines that prepare students for careers they are passionate about.”

“The acquisition by CEC is the final component of Istituto Marangoni’s expansion and internationalization strategy, which began in 2003 and resulted in the opening of two new campuses in London and Paris,” said Istituto Marangoni president Fabio Marangoni. “We are proud to join CEC’s world-renowned international network which allows us to offer a wider range of facilities and opportunities to our students and represents the recognition of Italian education on the international level.  Istituto Marangoni has played a vital role in the evolution of fashion and design over the last 70 years, and I am sure that our experienced instructors, innovative curriculum and student-focused approach will be an excellent complement to CEC and its family of schools around the globe.”

The acquisition of the three Istituto Marangoni campuses broadens CEC’s network to 15 internationally-based schools and campuses, including the INSEEC Group (10 locations in France), American InterContinental University (London) and the International Academy of Design and Technology (Toronto).

William Blair & Company acted as financial advisor to CEC on this transaction.

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About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 100,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S. and in Canada, France, Italy and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Many students attend the fully online educational platforms offered by American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its colleges, schools and universities.

Contact:

Media:

Lynne Baker, 847-851-7006

or

Investors:

Karen M. King, 847-585-3899

www.careered.com

SOURCE: Career Education Corporation